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                                                                    EXHIBIT 3.2

                             CERTIFICATE OF AMENDMENT
                                      OF THE
                           CERTIFICATE OF INCORPORATION
                                        OF
                           THE A CONSULTING TEAM, INC.

            (Pursuant to Section 805 of the Business Corporation Law)

1. The name of the corporation is The A Consulting Team, Inc. (the "Corporation"). The name under which the Corporation was originally formed was Software Ben-Tov, Inc.

2. The certificate of incorporation of Software Ben-Tov, Inc. was filed by the Department of State of the State of New York on February 16, 1983, amended on April 26, 1983, restated on August 4, 1997 and further restated on June 18, 2002 (the "Restated Certificate of Incorporation").

3. The Certificate of Incorporation is hereby amended by the addition of the following provision stating the number, designation, relative rights, preferences and limitations of the shares of Series A Preferred Stock of the Corporation, as fixed by the Board of Directors of the Corporation:

         ARTICLE FOURTH

         (c) Series A Preferred Stock.

         (1) Number of Designated Shares of Series A Preferred Stock. Of the total authorized number of 2,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 530,304 shares which shall be issued in and constitute a single series to be known as "Series A Preferred Stock" (hereinafter called the "Series A Preferred Stock"). The par value per share of such Series A Preferred Stock shall be $0.01.

         (2) Dividends. The holders of Series A Preferred Stock shall be entitled to (i) receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate of $.0462 per annum per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and (ii) share in any dividends, if any, declared and paid upon or set aside for the Common Stock, pro rata in accordance with the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5. The dividends set forth in (i) above shall be cumulative.

         (3) Rights on Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders by reason of their ownership thereof, (A) before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock, and (B) after any payment shall be made to the holders of any class or series of preferred stock, whether now existing or hereafter created or designated, ranking by its terms senior in respect of liquidation, dissolution or winding up to the Series A Preferred Stock ("Senior Stock"), an amount equal to $0.66 per share (the "Series A Original Issuance Price") (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends unpaid on such shares (the "Series A Preference Amount"). If upon any such liquidation, dissolution or winding up of the Corporation, and after payment of any amounts payable to Senior Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they each shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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         After distribution to the holders of Senior Stock and to holders of
Series A Preferred Stock of the Series A Preference Amount, the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed exclusively to the holders of shares of Common Stock. A consolidation or merger of the Corporation into or with any other corporation or entity or the sale or transfer by the Corporation of all or substantially all of its assets (including any liquidation, dissolution or winding up associated therewith) shall not be deemed to be a liquidation within the meaning of this Section.

         (4) Voting. In addition to any other rights provided by law or in the By-laws of the Corporation, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded down to the nearest whole number based on the aggregate number of shares of Series A Preferred Stock held by such shareholder) into which such share of Series A Preferred Stock is then convertible as provided in Section 5 hereof, entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and any other class or series of preferred stock, whether now existing or hereafter created or designated (except and to the extent otherwise expressly provided in any such series or class of preferred stock), as one class.

         (5) Optional Conversion.

         (a) The holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Series A Original Issuance Price multiplied by the number of shares of the Series A Preferred Stock being converted by (B) the Series A Preferred Conversion Price (as hereinafter defined), as last adjusted and then in effect, for the shares of the Series A Preferred Stock being converted, by surrender of the certificates representing the shares of Series A Preferred Stock so to be converted in the manner provided in Section 5(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock (the "Series A Preferred Conversion Price") shall initially be the Series A Original Issuance Price; provided, however, that such Series A Preferred Conversion Price shall be subject to adjustment as set forth in Section 5(d) hereof.

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         (b) The holder of any shares of Series A Preferred Stock may exercise the conversion right pursuant to Section 5(a) hereof as to one or more shares thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 5(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open, but the Series A Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the series of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board of Directors of the Corporation, of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

         (d) For purposes of any adjustment of the Series A Preferred Conversion Price pursuant to this Section 5, the following provisions shall apply:

         (i) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series A Preferred Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares. "Original Issuance Date" shall mean the date of original issuance of the first share of Series A Preferred Stock.

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         (ii)     If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, following the record date for such combination, the Series A Preferred Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

         (iii) In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

         (iv) All calculations under Sections 5(d)(i), 5(d)(ii) and 5(d)(iii) shall be made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be, and in any case in which the provisions of this
                  Section 5 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

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         (e) Whenever the Series A Preferred Conversion Price shall be adjusted as provided in this Section 5, the Corporation shall forthwith file, at the office of the Corporation or of any transfer agent designated by the Corporation for the Series A Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Series A Preferred Conversion Price then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5.

         (f) In the event the Corporation shall propose to take any action of the types described in Section 5(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section 5(e), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Preferred Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock.

         (g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock.

         (h) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

         (i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

         (6) Automatic Conversion. All shares of Series A Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the affirmative vote of holders of a majority of the shares of Series A Preferred Stock then outstanding, and without any additional action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to Section 5 hereof. The provisions of Section 5 shall apply to any such automatic conversion.

         (7) Redemption. The shares of Series A Preferred Stock are not redeemable.


         IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been signed by the Chief Financial Officer of the Corporation, this 8th day of August, 2002.

                                 THE A CONSULTING TEAM, INC.

                                 By:  /s/ Richard D. Falcone
                                 ----------------------------
                                 Name: Richard D. Falcone
                                 Title: Chief Financial Officer

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